Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors
InvenTrust Properties Corp.:

We consent to the incorporation by reference in the registration statements on Form S-8 (No. 333-205098 and No. 333-199234) and on Form S-3 (No. 333-172862) of InvenTrust Properties Corp. (formerly known as Inland American Real Estate Trust, Inc.) of our report dated March 17, 2017, with respect to the consolidated balance sheets of InvenTrust Properties Corp. as of December 31, 2016 and 2015, and the related consolidated statements of operations and comprehensive income (loss), changes in equity, and cash flows, for each of the years in the three-year period ended December 31, 2016, and the related financial statement schedule III as of December 31, 2016, which report appears in the December 31, 2016 annual report on Form 10-K of InvenTrust Properties Corp.

/s/ KPMG, LLP

Chicago, Illinois
March 17, 2017